FOR IMMEDIATE RELEASE
AMB PROPERTY CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005 RESULTS
Financial results are driven by strong operations, development, and private capital
SAN FRANCISCO, January 23, 2006 — AMB Property Corporation (NYSE:AMB), a leading global developer and owner of industrial real estate, today reported results for the fourth quarter and full year 2005.
For the quarter ended December 31, 2005, funds from operations per fully diluted share and unit (“FFOPS”) was $1.15, as compared to $0.62 for the same period of 2004. For the full year ended December 31, 2005, FFOPS was $2.75, a record for the company, as compared to $2.30 for 2004. The quarterly and full year FFOPS results exceeded the high end of the company’s previous guidance, primarily as a result of strong core operations and better than expected gains from the company’s development-for-sale business.
Net income available to common stockholders per share (“EPS”) for the fourth quarter of 2005 was $1.56, as compared to $0.65 for the fourth quarter of 2004. EPS for the full year ended December 31, 2005, was $2.85, as compared to $1.39 for 2004. The increase in EPS is due to strong core operations, higher profits from the company’s development business, and gains on the sale of operating properties including the fourth quarter sale of the assets of AMB Institutional Alliance Fund I.
Operating Results
AMB’s industrial operating portfolio was 95.8% leased as of December 31, 2005, up 120 basis points from September 30, 2005, and up 100 basis points from December 31, 2004. Based on preliminary data provided by Torto Wheaton Research, AMB estimates that U.S. industrial vacancy at the end of the fourth quarter was 9.7%, representing a 40 basis point improvement from the prior quarter—the seventh consecutive quarter of improvement nationally.
Cash-basis same store net operating income increased 5.2% in the fourth quarter of 2005, driven primarily by occupancy gains and lease termination fees. Excluding lease termination fees, same store net operating income during the quarter increased 3.5%. For the full year 2005, same store net operating income increased 0.1%, which can be attributed to occupancy gains offset by lower lease termination fees and decreases in rental rates on leases renewed or rolled over. Excluding lease termination fees, same store net operating income for the full year 2005 increased 0.9%. Rents on lease renewals and rollovers in AMB’s same store pool declined 4.6% in the fourth quarter of 2005, an improvement from declines of 7.9% in the prior quarter and 13.6% in the fourth quarter of 2004.
Hamid R. Moghadam, AMB chairman and CEO, said, “Our strong financial results in 2005 benefited from the continuing improvement in real estate fundamentals in most of our global markets, combined with our growing development and private capital businesses. At 95.8%, occupancy in our operating portfolio is at its highest since the third quarter of 2001. On a macro level, demand for U.S. industrial space is robust, as evidenced by a 170 basis points decline in availability for the year, to 9.7%, and our preliminary research indicates near record breaking net absorption during 2005. We believe we are well positioned to take advantage of this environment as we continue to expand our global franchise in 2006.”
Investment Activity
During the fourth quarter, AMB placed a development project and a renovation project into operations. The two industrial facilities total approximately 311,000 square feet and were completed for an aggregate investment of approximately $21 million. During 2005, development completed and added to AMB’s operating portfolio comprised approximately 2.5 million square feet with a total investment of $138 million.
New development and renovation starts in the quarter totaled approximately 2.4 million square feet in nine projects in North America, Europe, and Asia with an estimated total investment of $187 million. AMB began development on approximately 7.0 million square feet in 2005, the highest level of annual starts in the company’s history, with an estimated total investment at completion of $522 million. At year end, AMB’s industrial development and renovation pipeline comprised 47 projects totaling approximately 11.9 million square feet in North America, Europe, and Asia. Total investment in the pipeline’s development projects is estimated at approximately $1 billion.
During the fourth quarter, AMB acquired 2.1 million square feet of distribution facilities in 15 buildings at a total acquisition cost of approximately $179 million. The acquisitions expand AMB’s presence in several strategic North American markets and represent initial investments at the Port of Hamburg and in Shanghai. The transactions bring the company’s full year acquisition activity to approximately 6.9 million square feet of distribution facilities and ownership positions in G. Accion and IAT Air Cargo Facilities Income Fund for a total acquisition cost of approximately $604 million.
AMB’s president, W. Blake Baird, commented, “The build out of our global platform advanced significantly in 2005, with more than $1 billion of capital deployment split between development starts and acquisitions. In particular during the fourth quarter, we completed our first investment in Shanghai with an acquisition with future expansion potential; we entered Hamburg, Europe’s busiest port with a development start and acquisition of three buildings; and we began a build-to-suit development in Tokyo for a global target customer. In addition to our in-process development pipeline, which at year end was approximately $1 billion in nearly 12 million square feet, our land bank can now support an estimated 24 million square feet of future development.”
During the quarter, the company generated gross sale proceeds of approximately $114 million from its development-for-sale business. Included in this was the sale of Interstate Crossdock, a 617,000 square foot industrial redevelopment project in northern New Jersey for a gross sale price of approximately $70 million. Full year gross sale proceeds were approximately $208 million on development projects sold or contributed, and AMB’s recognized share of net cash gain was approximately $49 million.

Also in the fourth quarter, AMB completed opportunistic sales of seven operating buildings that no longer fit the company’s property type or submarket focus. In the aggregate, the seven buildings comprise approximately 0.9 million square feet and represent approximately $56 million in gross disposition proceeds. Additionally, as announced during the quarter, the company sold the properties owned by AMB Institutional Alliance Fund I, comprising 100 operating buildings totaling approximately 5.8 million square feet. The gross disposition proceeds were approximately $618 million. AMB received cash and a distribution of an on-tarmac property, AMB DFW Air Cargo Center I, in exchange for its 21% interest in the fund. AMB also received a net incentive distribution of approximately $26 million in cash.
Private Capital
During 2005, a total of $558 million of third party equity was committed: $420 million for AMB Japan Fund I; $114 million for AMB Institutional Alliance Fund III; and $24 million for AMB Partners II. Subsequent to year end, AMB Institutional Alliance Fund III closed on an additional $63 million of third party equity. Fund III, the company’s open-end commingled fund, had its initial closing in the fourth quarter of 2004 and to date has raised approximately $314 million in third party equity. The Fund invests in operating and renovation properties in the United States and had investments in real estate of approximately $750 million at the end of fourth quarter 2005.
Promotions of Company Officers
The company announced five officer promotions effective January 1, 2006. Mike Evans and Ellen Hall have been promoted to senior vice president, and Deborah Briones, Jaime Cannon, and Tatsuya Nagasko have been promoted to vice president.
Commenting on these promotions, Mr. Moghadam said, “AMB has a strong commitment to recognizing and promoting individuals who demonstrate leadership and a high level of contribution and capability. These promotions reflect the confidence we have in each of these officers and recognize them for the contributions they continue to make to the long-term success of our global business.”
Supplemental Earnings Measure
AMB reports fund from operations per fully diluted share and unit in accordance with the standards established by the National Association of Real Estate Investment Trusts. Included in the footnotes to the company’s attached financial statements is a discussion of why management believes FFOPS is a useful supplemental measure of operating performance, ways in which investors might use FFOPS when assessing the company’s financial performance and FFOPS’s limitations as a measurement tool. Reconciliation from net income to funds from operations is provided in the attached tables and published in AMB’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.
Conference Call and Supplemental Information
The company will host a conference call to discuss the quarterly and full year results on Tuesday, January 24, 2006 at 1:00 PM EST/10:00 AM PST. Stockholders and interested parties may listen to a live broadcast of the conference call by dialing +1 877 447 8218 and using reservation code 3968401. A webcast can be accessed through a link titled “Q4 2005 Earnings Conference Call” located on the home page of the company’s website at www.amb.com.
If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 PM PST on Tuesday, January 24, 2006 until 5:00 PM PST on Tuesday, February 21, 2006. The telephone replay can be accessed by dialing +1 800 642 1687 or +1 706 645 9291 and using reservation code 3968401 or by webcast through the link on the company’s website at www.amb.com.
In addition, the company will post a summary of the guidance given on the call and a supplement detailing the components of net asset value to the Investor Information portion of its website on Tuesday, January 31, 2006 by 5:00 PM PST.
AMB Property Corporation. Local partner to global trade.™
AMB Property Corporation is a leading owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of December 31, 2005, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, or managed buildings, properties and development projects expected to total approximately 115 million square feet (10.7 million square meters) and 1,057 buildings in 42 markets within eleven countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.
AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at +1 877 285 3111.
Some of the information included in this report contains forward-looking statements, such as those related to the company’s interpretation of trends regarding national and portfolio industrial space absorption; the total expected investment in acquisitions; size and timing of deliveries and total investment in development projects; goals regarding amount of non-U.S. investment; and use of private capital funds for planned investment activity which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, risks related to doing business internationally and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Business Risks” and elsewhere in our most recent annual report for the year ended December 31, 2004 on Form 10-K.
AMB CONTACTS
Margan S. Mitchell
Vice President, Corporate Communications
Direct +1 415 733 9477
Fax +1 415 477 2177
Email            mmitchell@amb.com
Evaleen G. Andamo
Director, Investor Relations
Direct +1 415 733 9565
Fax +1 415 477 2065
Email            eandamo@amb.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	As of
	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
Assets
Investments in real estate:
Total investments in properties	$6,798,294	$6,898,824	$6,680,432	$6,608,737	$6,526,144
Accumulated depreciation	(697,388)	(721,892)	(683,679)	(652,085)	(615,646)

Net investments in properties	6,100,906	6,176,932	5,996,753	5,956,652	5,910,498
Investments in unconsolidated joint ventures	118,653	115,624	121,000	105,127	55,166
Properties held for contribution, net	32,755	80,245	—	—	—
Properties held for divestiture, net	17,936	45,742	75,472	49,455	87,340

Net investments in real estate	6,270,250	6,418,543	6,193,225	6,111,234	6,053,004
Cash and cash equivalents	267,233	162,437	169,471	215,068	146,593
Mortgages and loans receivable	21,621	21,652	21,682	21,710	13,738
Accounts receivable, net	178,682	158,000	173,360	135,768	109,028
Other assets	64,953	75,605	66,633	71,304	64,580

Total assets	$6,802,739	$6,836,237	$6,624,371	$6,555,084	$6,386,943

Liabilities and Stockholders’ Equity
Secured debt	$1,912,526	$2,051,480	$1,843,861	$1,915,702	$1,892,524
Unsecured senior debt securities	975,000	1,003,940	1,003,940	1,003,940	1,003,940
Unsecured debt	23,963	24,175	8,710	8,869	9,028
Unsecured credit facilities	490,072	472,291	549,397	422,616	351,699
Accounts payable and other liabilities	263,744	262,425	242,944	258,159	262,286

Total liabilities	3,665,305	3,814,311	3,648,852	3,609,286	3,519,477
Minority interests:
Joint venture partners	853,643	933,262	906,527	884,188	828,622
Preferred unitholders	278,378	278,378	278,378	278,378	278,378
Limited partnership unitholders	89,114	86,719	89,601	89,377	89,326

Total minority interests	1,221,135	1,298,359	1,274,506	1,251,943	1,196,326
Stockholders’ equity:
Common equity	1,740,751	1,620,363	1,597,809	1,590,651	1,567,936
Preferred equity	175,548	103,204	103,204	103,204	103,204

Total stockholders’ equity	1,916,299	1,723,567	1,701,013	1,693,855	1,671,140

Total liabilities and stockholders’ equity	$6,802,739	$6,836,237	$6,624,371	$6,555,084	$6,386,943

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues

Rental revenues	$168,926	$151,535	$632,207	$579,534
Private capital income (1)	31,422	4,818	43,942	12,895

Total revenues	200,348	156,353	676,149	592,429

Costs and expenses

Property operating costs	(43,321)	(38,238)	(163,208)	(148,258)
Depreciation and amortization	(43,557)	(38,782)	(165,438)	(141,120)
General and administrative	(20,343)	(13,961)	(77,409)	(58,843)
Fund costs	(409)	(1,004)	(1,482)	(1,741)

Total costs and expenses	(107,630)	(91,985)	(407,537)	(349,962)

Operating income	92,718	64,368	268,612	242,467

Other income and expenses

Equity in earnings of unconsolidated joint ventures	811	525	10,770	3,781
Other income and expenses, net	3,342	509	6,499	3,758
Gains from dispositions of real estate, net	176	5,219	19,099	5,219
Development profits, net of taxes	34,489	3,772	54,811	8,528
Interest expense, including amortization	(38,445)	(36,176)	(149,492)	(144,882)

Total other income and expenses	373	(26,151)	(58,313)	(123,596)

Income before minority interests and discontinued operations	93,091	38,217	210,299	118,871

Minority interests’ share of income:
Joint venture partners’ share of income	(9,349)	(7,774)	(36,398)	(29,544)
Joint venture partners’ share of development profits	(3,366)	(64)	(13,492)	(958)
Preferred unitholders	(5,369)	(5,395)	(21,473)	(20,161)
Limited partnership unitholders	(2,054)	(799)	(3,681)	(2,615)

Total minority interests’ share of income	(20,138)	(14,032)	(75,044)	(53,278)

Income from continuing operations	72,953	24,185	135,255	65,593

Discontinued operations:
Income attributable to discontinued operations, net of minority interests	2,413	4,069	8,999	17,873
Gain from disposition of real estate, net of minority interests	65,817	29,680	113,553	42,005

Total discontinued operations	68,230	33,749	122,552	59,878

Net income	141,183	57,934	257,807	125,471
Preferred stock dividends	(2,039)	(1,782)	(7,388)	(7,131)

Net income available to common stockholders	$139,144	$56,152	$250,419	$118,340

Net income per common share (diluted)	$1.56	$0.65	$2.85	$1.39

Weighted average common shares (diluted)	88,981,657	86,263,305	87,873,399	85,368,626

(1)    Includes incentive distributions for 2005 of $26.4 million for the sale of AMB Institutional Alliance Fund I which is net of $2.7 million which has been deferred.

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS(1)
(dollars in thousands, except share data)

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income	$141,183	$57,934	$257,807	$125,471
Gains from disposition of real estate, net of minority interests (2)	(65,993)	(34,899)	(132,652)	(47,224)
Depreciation and amortization:
Total depreciation and amortization	43,557	38,782	165,438	141,120
Discontinued operations’ depreciation	2,985	5,837	14,866	26,230
Non-real estate depreciation	(949)	(363)	(3,388)	(871)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (Net income)	9,349	7,774	36,398	29,544
Limited partnership unitholders’ minority interests (Net income)	2,054	799	3,681	2,615
Limited partnership unitholders’ minority interests (Development profits)	1,704	213	2,262	435
Discontinued operations’ minority interests (Net income)	1,711	3,075	8,502	13,549
FFO attributable to minority interests	(27,641)	(22,020)	(100,275)	(80,192)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(811)	(525)	(10,770)	(3,781)
AMB’s share of FFO	2,633	1,460	14,441	7,549
AMB’s share of development profits, net of taxes	—	—	5,441	—
Preferred stock dividends	(2,039)	(1,782)	(7,388)	(7,131)

Funds from operations	$107,743	$56,285	$254,363	$207,314

FFO per common share and unit (diluted)	$1.15	$0.62	$2.75	$2.30

Weighted average common shares and units (diluted)	93,422,964	91,003,313	92,508,725	90,120,250

(1)  Funds From Operations (“FFO”). The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.
(2)  2005 includes accumulated depreciation re-capture of approximately $1.1 million associated with the sale of the Interstate Crossdock redevelopment project.